harman international

Harman International Industries. Incorporated 8500 Balboa Blvd., P.O. Box 2200, Northrldge. CA 91329 (818) 893-841

January 2, 2001                                        C O N F I D E N T I A L

Dr. Erich A. Geiger
8323 Octillo Court
Naples, FL 34113

Re: Emplovment with Harman International Industries. Inc. Dear Dr. Geiger:

We are pleased to offer you the position of Chief Technical Officer, Consumer Systems Group with Harman International Industries, Inc. (the "Company").

Your salary through September 30,2001 will be at an annualized rate of $252,000 (Two hundred fifty-two thousand U.S. Dollars), payable in equal semi-monthly installments of $11,500 (Twenty-one thousand U.S. Dollars) on the 15th and the last days of each month. Commencing October 1, 2001, your annualized salary rate will rise to $300,000 (Three hundred thousand U.S. Dollars) payable in equal semi- monthly installments of $12,500 (Twelve thousand five hundred U.S. Dollars) on the 15th and the last days of each month.  In addition to your salary, you will be eligible for an annual bonus in connection with your service to the Company hereunder as Chief Technical Officer, Consumer Systems Group, based on certain performance parameters and in accordance with the Harman International Industries, Inc. "U.S. Executive Bonus Plan," both as decided each year in the sole discretion of the Company.  You will also be eligible to participate in the Harman International Industries, Inc. Executive Deferred Compensation Plan in accordance with its terms.  However, you will not be entitled to any additional bonus, for which you may already be eligible or which has already been granted to you in connection with your employment with Harman Becker Automotive Systems (Becker Division) GmbH, solely by virtue of this employment agreement. You will also receive the standard package of medical and other benefits that is offered to full-time employees of the Company as of the date that your employment commences, but only if and to the extent that these benefits are not already provided to you in connection with your employment with Harman Becker Automotive Systems (Becker Division) GmbH.

You will receive a formal review of your performance at least annually, which generally will occur on or around the anniversary of your employment.

It is understood that, simultaneous with your employment with the Company, you will also be employed by Harman Becker Automotive Systems (Becker Division) GmbH.  You will be expected to devote your best efforts and all time that is necessary to fulfilling effectively your duties as the Company's Chief Technical Officer, Consumer Systems Group, consistent with your simultaneous obligations to Harman Becker Automotive Systems (Becker Division) GmbH.  Over the course of each year, you will devote approximately 50% of your working capacity to each of the Company and Harman Becker Automotive Systems (Becker Division) GmbH. You will report to Gregory P. Stapleton or such other person as is designated by the Company, and the allocation of your time as between the Company and Harman Becker Automotive Systems (Becker Division) GmbH shall be determined by Mr. Stapleton or such other designee to whom you report.  Your total number of annual vacation days shared between the Company and Harman Becker Automotive Systems (Becker Division) GmbH shall be the number of days set forth in Article 10(1) of the Managing Director Employment Agreement (and any amendments thereto) that was concluded between you and Becker GmbH on March 28, 2000.

Dr. Erich A. Geiger
 January 2, 2001

days set forth in Article 10(1) of the Managing Director Employment Agreement (and any amendments thereto) that was concluded between you and Becker GmbH on March 28, 2000.

Your employment with the Company is at-will, and may be terminated by you or the Company at any time for any reason or no reason.

This agreement, any disputes relating to it, and your employment with the Company will be governed by the laws of Michigan.

Please acknowledge your understanding of and agreement to the foregoing terms by signing one copy of this letter in the space provided below and returning that signed copy to me.

Very truly yours,
HARMAN INTERNATIONAL INDUSTRIES, INC.

By:  /s/ Gregory P. Stapleton
       Gregory P. Stapleton
       President and Chief Operating Officer

I UNDERSTAND AND AGREE TO THE TERMS SET FORTH ABOVE:

/s/  Dr. Erich A. Geiger
      Dr. Erich A. Geiger